Exhibit 99.2


                             JOINT FILING AGREEMENT

         THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 6th day of April, 2009, by and between Peter T. Kissinger, Ph.D. and Candice B. Kissinger.

         The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D (the "Filings") required to be filed by them pursuant to Section 13(d) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of the Common Shares of Bioanalytical Systems, Inc. that are required to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other party that it will fully cooperate with such other party in the preparation and timely filing (and other delivery) of all such Filings.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.



By:    /s/  Peter T. Kissinger, Ph.D.
     ---------------------------------------

         Peter T. Kissinger, Ph.D.



By:    /s/  Candice B. Kissinger
     ---------------------------------------

         Candice B. Kissinger